Media Contacts	Investor Contact
Anita Liskey, 312.466.4613 CME Group	John Peschier, 312.930.8491 CME Group	CME -G
Silvia Davi, 646.441.5014 Nasdaq OMX	Vincent Palmiere, 301.978.5242 Nasdaq OMX

FOR IMMEDIATE RELEASE

CME Group and NASDAQ OMX Group Announce Expanded Long-Term Partnership on Exclusive Nasdaq 100® License Extended Through 2019; CME Group to Single List its Common Stock on The NASDAQ Stock Market

CHICAGO and NEW YORK, June 30, 2008 – CME Group (NASDAQ/NYSE: CME) , the largest and most diverse derivatives exchange and leading provider of equity index futures and options, and The NASDAQ OMX Group, Inc.(NASDAQ: NDAQ), today announced they will expand their highly successful long-term partnership through two new initiatives.

First, the NASDAQ OMX Group will extend CME Group’s exclusive rights to offer futures and options on futures contracts based on NASDAQ indices, for an additional seven-year period, through 2019. This agreement, which would have expired in 2012, further strengthens the longstanding partnership between these two industry-leading exchanges that began in 1996. CME Group today offers a number of NASDAQ-related futures and options contracts, including the NASDAQ-100 and E-mini™ NASDAQ 100; NASDAQ Composite and NASDAQ Biotechnology, with average daily volumes of approximately 490,000 and a compounded annual growth rate during the last 10 years of 61 percent.

Second, CME Group announced that its Board of Directors has approved the decision to single list its common stock on The NASDAQ Global Select. The ticker symbol will remain CME.

“For more than a decade, CME Group and NASDAQ have enjoyed a strong relationship,” said CME Group Executive Chairman Terry Duffy. “Together, we have been able to provide a series of significant and innovative hedging and risk management tools to the marketplace, benefiting CME Group customers and creating new value for the shareholders of both organizations. We are pleased to further extend this productive partnership with this exclusive agreement. Furthermore, after evaluating the trading of our stock and leveraging NASDAQ’s corporate services, we believe that single listing on The NASDAQ Stock Market recognizes the value and importance of our relationship.“

“The expansion of the long-term partnership between CME Group and The NASDAQ OMX Group reflects how well our two organizations work together to create value in our respective core businesses,” said CME Chief Executive Officer Craig Donohue. “Today’s seven-year extension of CME Group’s exclusive license rights further strengthens our long-term growth prospects and earnings potential in the equity derivatives market, where we also have long-term exclusive rights to offer futures and options on futures contracts based on S&P Indices through 2016, and on Dow Jones Indices until 2014. Additionally, our decision to single list on NASDAQ recognizes the extraordinary success that NASDAQ has achieved in becoming the leading market center for trading in CME Group shares since CME Group first dual listed on both NASDAQ and the New York Stock Exchange on May 2, 2005. We look forward to leveraging our partnership for the benefit of our customers and shareholders.”

“NASDAQ OMX is pleased with the CME Group’s decision to single list on The NASDAQ Stock Market from their previous dually-listed status. CME Group has been dually listed on the NASDAQ Global Select Market since 2005 and after evaluating the significant amount of trading that happens on our trading platform this was a natural switch.  We are also happy to continue our long standing relationship on the NASDAQ-100,” added Bob Greifeld, CEO of The NASDAQ OMX Group.

About CME Group

CME Group (www.cmegroup.com) is the world’s largest and most diverse derivatives exchange. Formed by the 2007 merger of the Chicago Mercantile Exchange (CME) and the Chicago Board of Trade (CBOT), CME Group serves the risk management needs of customers around the globe. As an international marketplace, CME Group brings buyers and sellers together on the CME Globex electronic trading platform and on its trading floors. CME Group offers the widest range of benchmark products available across all major asset classes, including futures and options based on interest rates, equity indexes, foreign exchange, agricultural commodities, and alternative investment products such as weather and real estate. CME Group is traded on the New York Stock Exchange and NASDAQ under the symbol “CME.”

About NASDAQ OMX Group

The NASDAQ OMX Group, Inc. is the world’s largest exchange company. It delivers trading, exchange technology and public company services across six continents, and with over 3,900 companies, it is number one in worldwide listings among major markets. NASDAQ OMX offers multiple capital raising solutions to companies around the globe, including its U.S. listings market; the OMX Nordic Exchange, including First North; and the 144A PORTAL Market. The company offers trading across multiple asset classes including equities, derivatives, debt, commodities, structured products and ETFs. NASDAQ OMX technology supports the operations of over 60 exchanges, clearing organizations and central securities depositories in more than 50 countries. OMX Nordic Exchange is not a legal entity but describes the common offering from NASDAQ OMX exchanges in Helsinki, Copenhagen, Stockholm, Iceland, Tallinn, Riga, and Vilnius. For more information about NASDAQ OMX, visit http://www.nasdaqomx.com/.

The Globe logo, CME, Chicago Mercantile Exchange, CME Group, Globex and E-mini, are trademarks of Chicago Mercantile Exchange Inc. CBOT and Chicago Board of Trade are trademarks of the Board of Trade of the City of Chicago. NASDAQ, NASDAQ-100 and the NASDAQ-100 Index are trademarks of The Nasdaq Stock Market, Inc. All other trademarks are the property of their respective owners. Further information about CME Group and its products can be found at www.cmegroup.com.

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